UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 16, 2007

Dinewise, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-100110	01-0741042

(Commission File Number)	(IRS Employer Identification No.)

500 Bi-Country Boulevard, Suite 400
Farmingdale, NY	11735

(Address of Principal Executive Offices)	(Zip Code)

(631) 694-1111

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On February 16, 2007, Dinewise Inc., a Nevada corporation (the “Company”), issued and sold to one of its existing investors, Dutchess Private Equities Fund, Ltd. (“Dutchess”), $1,750,000 principal amount Debenture due March 31, 2009 (the “Debenture”) and a warrant to purchase 4,000,000 shares of the Company’s common stock, par value $0.001 per share(“Common Stock”), at an exercise price of $0.25 per share (the “Warrant”).

        The Debenture is convertible at any time, at the option of Dutchess, into shares of Common Stock at a conversion price equal to the lesser of (i) 75% of the lowest closing bid price of the Common Stock during the 10 trading days immediately prior to the date that Dutchess sends the Company a signed conversion notice; or (ii) $0.51 per share. In addition, pursuant to the Debenture, the Company may not effect any conversion of the Debenture and Dutchess is not permitted to convert the Debenture into shares of Common Stock if such conversion would give Dutchess a beneficial ownership of more than 4.99% of the outstanding shares of Common Stock.

        The Company will pay monthly interest on the outstanding principal amount of the Debenture at a rate per annum equal to 14%, commencing on March 31, 2007, and on the last day of each consecutive calendar month thereafter until the principal amount is paid in full. Amortizing payments of interest and the aggregate principal amount outstanding under the Debenture will be made by the Company commencing on June 30, 2007 and on the last business day of each succeeding month thereafter in the following amounts: (i) on June 30, 2007 and for two consecutive months thereafter, $15,000; (ii) on September 30, 2007 and for five consecutive months thereafter, $20,000; (iii) on March 31, 2008 and for five consecutive months thereafter, $35,000; (iv) on September 30, 2008 and for five consecutive months thereafter, $70,000; and (v) on March 31, 2009, all amounts then due and payable under the Debenture. The Company may prepay the Debenture at any time from time to time without penalty.

        The Debenture contains certain events of default that are customarily included in financings of this nature. If an event of default occurs, Dutchess may (i) elect to secure a portion of the Company’s assets in Pledged Collateral (as defined in the Debenture; (ii) garnish revenue from the Company in an amount that will repay the Debenture; (iii) exercise its right to increase the outstanding principal amount of the Debenture by 5% as an initial penalty, and by 5% for each subsequent event of default; or (iv) increase the unpaid principal amount of the Debenture by 2.5% per month (pro rata for partial periods) as liquidated damages.

        The Company’s obligations under the Debenture are secured by a lien on all assets of the Company in favor of Dutchess pursuant to an Amended and Restated Security Agreement, dated February 16, 2007, among the Company, two of its subsidiaries, New Colorado Prime Holdings, Inc. and Colorado Prime Corporation (the “Subsidiaries”), and Dutchess and guaranteed by the Subsidiaries pursuant to a Secured Continuing Unconditional Guaranty, dated February 16, 2007, made by the Subsidiaries in favor of Dutchess.

        The Warrant issued to Dutchess has an exercise period of five years from the date of issuance and an exercise price equal to $.25 per share. The Warrant vests and becomes exercisable as follows:  (i) 500,000 shares of Common Stock vest on the date of issuance and (ii) 500,000 shares of Common Stock vest on June 30, 2007 and each subsequent three months thereafter while there is an outstanding principal amount of the Debenture. The exercise price of the Warrant will be adjusted and the number of shares of Common Stock to be issued upon exercise of the Warrant will be adjusted upon the occurrence of, among other things, the payment of a stock dividend, a stock split, the merger or sale of the Company, or reclassification of the Company’s capital. In addition, the Warrant includes certain anti-dilution provisions in connection with future issuances by the Company of securities which would entitle the holder to acquire Common Stock below the then applicable exercise price. The Company may not effect any exercise of the Warrant and Dutchess is not permitted to exercise the Warrant into shares of Common Stock if such exercise would give Dutchess a beneficial ownership of more than 4.99% of the outstanding shares of Common Stock of the Company

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        Please see Item 1.01 of this Current Report on Form 8-K, which Item is incorporated herein by reference, for a description of the terms of the sale of the Debenture and the Warrant to Dutchess.

Item 3.02. Unregistered Sales of Equity Securities.

        Please see Item 1.01 of this Current Report on Form 8-K, which Item is incorporated herein by reference, for a description of the terms of the issuance of the Warrant. The Debenture and the Warrant were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Act”), on the basis that their issuance did not involve a public offering. No underwriting fees or commissions were paid by the Company in connection with such sale and Dutchess represented to the Company that it is an “accredited investor,” as defined in the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2007	Dinewise, Inc.

By: /s/ Thomas McNeill

Name: Thomas McNeill
Title: Vice President and Chief Financial Officer